UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Turning Point Brands, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2020

To our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Turning Point Brands, Inc. on Tuesday, April 28, 2020. The meeting will be held at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001 at 11:00 a.m. eastern daylight time.

The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter.

Please take the time to read carefully each of the proposals for stockholder action described in the accompanying proxy materials. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. Stockholders of record can also vote by touch-tone telephone from the United States, using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,
/s/ Lawrence S. Wexler
Lawrence S. Wexler
President and Chief Executive Officer

TURNING POINT BRANDS, INC.
5201 Interchange Way
Louisville, Kentucky 40229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2020

To the Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Turning Point Brands, Inc. (the “Company”) will be held at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001 on Tuesday, April 28, 2020 at 11:00 a.m. eastern daylight time.

At the Annual Meeting you will be asked to:

•	elect seven directors to the Board of Directors, each for a term of one year;
•	ratify the appointment of RSM US LLP as the Company’s independent auditors; and
•	transact such other business as may properly come before the meeting.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 6, 2020 are entitled to receive notice of and to vote at the meeting.

It is our current intention to hold an in-person meeting. However, we are continuing to monitor the spread of the recent coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments are imposing in an effort to control this outbreak. As a result, in the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will provide our shareholders with the ability to participate in our Annual Meeting via remote communication or to hold our Annual Meeting entirely via remote communication. If we determine that either of these alternatives is necessary or advisable, we will communicate this decision as early as possible. Please check our website (https://www.turningpointbrands.com/investor-relations) for updates and instructions.

By Order of the Board of Directors,
/s/ James W. Dobbins
James W. Dobbins General Counsel and Corporate Secretary

Louisville, Kentucky
March 19, 2020

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2020: Our Proxy Statement related to our 2020 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended on December 31, 2019 are available on our website at www.turningpointbrands.com in the Investor Relations section.

TURNING POINT BRANDS, INC.
5201 Interchange Way
Louisville, Kentucky 40229

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2020

This proxy statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Turning Point Brands, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof. In this proxy statement, references to the “Company,” “we,” “us” or “our” refer to Turning Point Brands, Inc. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about March 19, 2020.

The Annual Meeting will be held at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001 on Tuesday, April 28, 2020 at 11:00 a.m. eastern daylight time, for the purposes set forth in this proxy statement and the accompanying notice of Annual Meeting.

SUMMARY OF MATTERS REQUIRING STOCKHOLDER ACTION

Proposal 1—Election of Directors

The affirmative vote of a plurality of the votes entitled to be cast by the holders of the Company’s common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for the available slot is elected for that slot. You may vote “FOR” each nominee or you may “WITHHOLD AUTHORITY” to vote for each nominee. Unless you “WITHHOLD AUTHORITY” to vote for a nominee, your proxy will be voted “FOR” the election of the individuals nominated as directors.

The Board recommends that you vote “FOR” the nominees.

Proposal 2—Ratification of the Appointment of the Company’s Independent Auditors

The proposal to ratify the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020 will be approved if more shares present (in person or by proxy) and entitled to vote at the Annual Meeting are voted “FOR” ratification than are voted “AGAINST” ratification. You may vote “FOR” or “AGAINST” ratification, or you may “ABSTAIN” from voting on this proposal. A vote to “ABSTAIN” will have no effect on the outcome of this proposal.

The Board recommends that you vote “FOR” this proposal.

Other Matters

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters should properly come before the Annual Meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders. Any such additional matter will be approved if more shares present (in person or by proxy) and entitled to vote at the Annual Meeting are voted in favor of such matter than are voted against.

INFORMATION ABOUT PROXIES AND VOTING

Record Date and Voting Securities

The Board has fixed the record date (the “Record Date”) for the Annual Meeting as the close of business on March 6, 2020. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were outstanding 19,702,733 shares of common stock, each of which is entitled to one vote per share on all matters to be considered at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by such stockholders, unless revoked as described below.

Solicitation of Proxies

The cost of solicitation of proxies being solicited on behalf of the Board will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means by our directors, officers or employees, who receive no additional compensation for these solicitation activities. We will, upon request, reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable out-of-pocket expenses in sending materials to their principals.

How to Vote

Stockholders of Record

If you are a stockholder and your shares are registered directly in your name with our stock transfer agent, EQ Shareowner Services, you are considered the “stockholder of record” of those shares. If you are a stockholder of record, you can give a proxy to be voted at the meeting:

» over the telephone by calling a toll-free number (1-800-690-6903);

» online (www.proxyvote.com); or

» by completing, signing, dating, and mailing the enclosed proxy card in the envelope provided.

Even if you plan to attend the meeting, we encourage you to submit a proxy. If you do give a proxy, we must receive it by 11:59 p.m., eastern daylight time, on April 27, 2020, or your vote will not be recorded. If you prefer, you may instead vote in person at the meeting.

The telephone and online voting procedures have been set up for your convenience and are designed to authenticate your identity, enable you to give voting instructions, and confirm that those instructions are recorded properly. If you are a stockholder of record and you would like to vote by telephone or online, please refer to the instructions set forth on the enclosed proxy card.

By giving your proxy, you authorize the individuals named on the proxy card to vote your shares in accordance with your instructions. These individuals will also have the obligation and authority to vote your shares as they see fit on any other matter properly presented for a vote at the Annual Meeting. If for any reason a director nominee is not available to serve, the individuals named as proxy holders may vote your shares at the Annual Meeting for another nominee. The proxy holders for this year’s Annual Meeting are James Dobbins and Brian Wigginton.

If you are a stockholder of record and you sign and return your proxy card (or give your proxy by telephone or online) without specifying how you want your shares to be voted with respect to both proposals, our proxy holders will vote your shares “FOR” the election of each of the nominees to the Board, and “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote your shares as recommended by the Board or, if no recommendation is given, using their own discretion.

“Street Name” Stockholders

If your shares are held in a stock brokerage account or by a bank (known as holding shares in “street name”), you have the right to instruct your broker or bank how to vote your shares, and the broker or bank is required to vote in accordance with your instructions. To provide those instructions by mail, please complete, sign, date, and return your voting instruction card in the postage-paid envelope provided by your broker or bank. Alternatively, if the broker or bank that holds your shares offers online or telephone voting, you will receive information from your broker or bank about how to submit your voting instructions by those methods. Alternatively, you may vote in person at the meeting, but only if you obtain a “legal proxy” from the broker or bank that holds your shares.

If you are a street name stockholder and you do not instruct your broker or bank how to vote, your broker or bank is not permitted to vote your shares on the election of directors (known as a “broker non-vote”). Broker non-votes will have no effect on the outcome of the election of directors. Your broker will, however, have discretionary authority to vote your shares on the proposal regarding the ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020.

Changing Your Vote

If you are a stockholder of record, you may change your vote by submitting another proxy by telephone or online, by mailing another properly signed proxy card bearing a later date than your original one, or by attending the Annual Meeting and casting your vote in person. You also may revoke a proxy that you previously provided by delivering timely written notice of revocation of your proxy to our Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229.

If you hold your shares in street name and you wish to change or revoke your voting instructions, you will need to follow the instructions in the materials your broker or bank provided to you.

CORPORATE GOVERNANCE AND OUR BOARD

Director Biographies

David Glazek. David Glazek has served as a director of our company since November 2012 and was named Chairman of the Board upon Mr. Thomas Helms, Jr.’s retirement in September 2019. Mr. Glazek is a Partner of Standard General L.P. (“Standard General”), the majority owner of Standard Diversified Inc. (“SDI”), our largest stockholder, and he has been with Standard General since 2008. He was formerly an investment banker at Lazard Frères & Co. from 2000 to 2003 and from 2006 to 2008. Mr. Glazek holds a Bachelor of Arts from the University of Michigan and a J.D. from Columbia Law School. Mr. Glazek currently serves as a director of SDI and Donau Carbon US LLC.

We believe Mr. Glazek is well-qualified to serve as a director of our company because of his significant finance and private equity experience, which provides depth to the Board’s analysis of financing considerations.

Lawrence S. Wexler. Mr. Wexler has served as our President and CEO since June 2009 and as President and Chief Operating Officer of North Atlantic Trading Company, Inc. (“NATC”), our primary operating subsidiary, since June 2006. Before June 2006, Mr. Wexler had been the Chief Operating Officer of NATC since June 2005, and before that, the President and Chief Operating Officer of one of our other subsidiaries beginning December 2003. Mr. Wexler was a consultant to a number of emerging marketing, communication and financial companies, advising them on financial, marketing and strategic matters, at times in an operating role from 1998 to 2003. From 1977 to 1998, he was employed by Philip Morris, USA in various positions in the Sales, Marketing and Finance Departments. As Group Director, Discount Brands, his group introduced the Basic and Alpine brands. He served as Senior Vice President of Marketing from 1992 to 1993 and Senior Vice President Finance, Planning and Information Services from 1993 until his departure in 1998. Mr. Wexler has served since 2015 as a director of TMA, a non-profit provider of information regarding the global tobacco and vapor industries. Mr. Wexler holds a Bachelor of Science in administrative science from Yale and a Master of Business Administration from Stanford.

We believe Mr. Wexler is well-qualified to serve as a director of our company because of his many years of experience at our company and his prior leadership positions at other companies, both within and outside of our industry. In addition, as Chief Executive Officer, Mr. Wexler provides valuable insight to the Board on our day-to-day operations.

Gregory H. A. Baxter. Gregory H. A. Baxter has served as a director of our company since April 2006. In 2015, Mr. Baxter was elected as a director of SDI and currently serves as its Executive Chairman and interim Chief Executive Officer. Mr. Baxter has been an independent corporate finance consultant primarily for middle-market corporations and closely held businesses since 2005. Previously, from 2003 to 2005, he was Managing Director and Head, Hedge Fund Sales and Marketing at Diaz & Altschul Capital Management, where his primary focus was bringing its investment products to prospective corporate and institutional clients. He was also a member of the Investment Committee. Immediately before joining Diaz & Altschul, he was Managing Director and Head of Generalist/Cross-Border Mergers & Acquisitions at SG Cowen Securities Corporation, the U.S. investment bank of French bank, Société Générale from 2000 to 2002. There, he re-established the cross-border effort and worked globally in industries such as food, retail, consumer products, transportation and oil and gas. He was also a member of the SG Cowen Fairness Opinion Review Committee. Before SG Cowen, he was at Rothschild Inc. for almost six years, from 1994 to 2000, where he specialized in advising on industrial/engineering companies, including automotive, domestic and cross-border mergers, acquisitions and divestitures. He was also a founding member of SW Capital, an M&A boutique that specialized in middle-market transactions for Fortune 500 companies. Before that, he was a Vice President of Irving Trust Company’s Corporate Financial Counseling Department, providing M&A and other corporate finance advice to the bank’s clients. Mr. Baxter holds a Bachelor of Arts from the University of Victoria in Canada and a Master of Business Administration from the Ivey Business School in London, Canada.

We believe Mr. Baxter is well-qualified to serve as a director of our company because of his significant experience as a financial consultant and his experience with corporate investments, mergers and acquisitions.

H. C. Charles Diao. H. C. Charles Diao has served as a director of our company since November 2012. Mr. Diao is Senior Vice President of Finance and Corporate Development and Corporate Treasurer of DXC Technology Company and previously Vice President and Corporate Treasurer of its predecessor, Computer Science Corp since 2012, with responsibility for and management of global treasury operations, corporate finance and capital markets, corporate development and M&A, pension plans and risk management/insurance. From 2008 to 2012, Mr. Diao was Managing Director and founder of Diao & Co., LLC, a firm that provided M&A and strategic advisory services to corporate clients, and the Chief Investment Officer of Diao Capital Management LLC, an affiliate that managed alternative investments on behalf of institutional family offices. Mr. Diao was formerly a Senior Managing Director at Bear Stearns where he was the Group Head for Special Situations Credit, a partner within the firm’s TMT investment banking practice and a member of the firm’s Investment Banking Committee and IPO Committee. Mr. Diao served as a member of the board of directors of Media General Inc., the successor via merger to New Young Broadcasting Holdings Inc., from August 2012 until January 2017. He was Chairman of its Nominating and Governance Committee and a member of its Audit and Finance Committee. He holds a B.S.E. from Princeton University and a Master of Business Administration from Harvard Business School.

We believe Mr. Diao is well-qualified to serve as a director of our company because of his prior directorships and senior management experience, as well as his corporate leadership, financial and operational management experience.

Ashley Davis Frushone. Ashley Davis Frushone has served as a director of our company since September 2018. Ms. Davis is a founding partner of West Front Strategies LLC, established in January 2015. West Front Strategies LLC is a government relations firm that services clients in the education, financial services, transportation, tax, technology, international trade, energy, homeland security, healthcare, arts, and philanthropy sectors. From 2003 to 2014, Ms. Davis was the Managing Principal at Blank Rome Government Relations, a subsidiary of Blank Rome LLP, a government relations business. Prior to Blank Rome, Ms. Davis worked at the White House as Special Assistant to the Director of Homeland Security and as Deputy Director of Management and Administration from 2001 to 2003. From 1999 to 2000, Ms. Davis served in various roles during the Bush/Cheney presidential campaign. From 1997 to 2000, Ms. Davis was a Senior Associate at Greenelee Partners, a government affairs firm. Ms. Davis holds a Bachelor of Arts from Westminster College, where she also serves on the Board of Trustees, and a Master of International Business from Esade Business School in Spain, the McDonough School of Business at Georgetown University, and Fundação Getulio Varga in Brazil.

We believe Ms. Davis is well-qualified to serve as a director of our company because of her extensive experience in government relations work, both in and outside of the industry.

Peggy H. Hebard. Peggy H. Hebard has served as a director of our company since September 2018. Ms. Hebard holds the CFA and CPA designations, and is Senior Advisor to the Executive Officer at the Metropolitan Museum of Art, a role she has held since 2007. Before her employment at the Metropolitan Museum of Art, Ms. Hebard was a Director, Corporate Ratings Analyst focusing primarily on gaming companies at Standard & Poor’s from 2002 to 2007. In 2000 and from 2001 to 2002, Ms. Hebard served as an Associate in Investment Banking at Credit Suisse First Boston focusing on retail companies. Ms. Hebard spent two years from 1997 to 1999 as an Associated in the Financial Services Investment Management Practice at PricewaterhouseCoopers Consulting. From 1995 to 1997, Ms. Hebard was employed as a Senior Associate, Business Assurance Financial Services Practice, at Coopers & Lybrand. Ms. Hebard holds a Bachelor of Science from the Wharton School, University of Pennsylvania and a Master of Business Administration – Finance from the Yale School of Management.

We believe Ms. Hebard is well-qualified to serve as a director of our company because of her significant finance and management experience.

Arnold Zimmerman. Arnold Zimmerman has served as a director of our company since January 2013. Since 2007, he has been President of Catchers Mitt LLC, a marketing consulting company focused on personal care products. From 2002 to 2007, Mr. Zimmerman was the Chairman and CEO of 291 Digital LLC, a graphics imaging and printing company, and from 1999 to 2002 he was Chairman, President and CEO of AM Products Company. He has also held senior executive positions at Revlon-North America and the L’Oreal Retail Hair Products Division from 1967 to 1992. Mr. Zimmerman holds a Bachelor of Arts from the University of Miami. Mr. Zimmerman currently serves as a director of SDI.

We believe Mr. Zimmerman is well-qualified to serve as a director of our company because of his significant directorship experience and experiences leading a number of consumer product companies.

Meetings of the Board of Directors

The Board met on nine occasions during our fiscal year ended December 31, 2019, and each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during the director’s period of service. Each member of the Board attended the Company’s 2019 annual meeting of stockholders, and the Company expects all members of the Board to attend the Annual Meeting. Six regular Board meetings are currently scheduled for the fiscal year 2020. Executive sessions of non-employee directors, without management directors or employees present, are typically scheduled in conjunction with each regularly scheduled Board meeting. Mr. Glazek presides over these sessions. During 2019, there were two such executive sessions.

Corporate Governance

Board Structure

Our Board oversees the management of our company, reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of such officer’s authority to manage our business day to day, and evaluating his or her performance.

Our Board consists of seven directors. In accordance with our certificate of incorporation and by-laws, the number of directors on our Board will be determined from time to time by vote of the Board. Thomas Helms, Jr., who served as our Executive Chairman until May 2016, served as our Non-Executive Chairman until his retirement in September 2019. Upon his retirement, our Nominating and Corporate Governance Committee elected David Glazek, previously our Lead Independent Director, as Chairman of the Board.

Because Mr. Glazek has been determined to be an “independent director” under NYSE Rules, we do not currently have a Lead Independent Director in accordance with our corporate governance guidelines which may be found on our website, www.turningpointbrands.com.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board may be filled at any time by vote of the remaining directors.

Under our certificate of incorporation, for so long as we or one of our subsidiaries is party to certain distribution agreements with Bolloré, S.A. (“Bolloré”), no person who is a Bolloré competitor or who is an officer, director or representative of a Bolloré competitor or any entity that owns more than a 20% equity interest in a Bolloré competitor will be entitled to serve on the Board. We may require that any director or nominee for director certify that he or she is not disqualified from service on the Board pursuant to these provisions, and the Board is authorized to make such reasonable determinations as shall be necessary to implement the above limitation.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management strategies, including the Company’s implementation of appropriate processes to administer day-to-day risk management. The Board is informed about risk management matters as part of its role in the general oversight and approval of corporate matters. The Board gives guidance to the Company’s management on the risks it believes face the Company, such as the matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. Furthermore, the Board has delegated certain risk management responsibilities to its Audit and Compensation Committees.

Through the Audit Committee’s charter, the Board has authorized it to oversee the Company’s risk assessment and risk management policies. The Audit Committee, in fulfilling its oversight responsibilities, regularly and comprehensively (i) reviews and discusses with management and the independent auditor any significant risks or exposures and assesses the steps management has taken to minimize such risks, (ii) discusses with management and the independent auditor, and oversees the Company’s underlying policies with respect to risk assessment and risk management, and (iii) reviews and discusses with the independent auditor any significant risks identified during the auditor’s risk assessment procedures.

Through the Compensation Committee’s charter, the Board has authorized it to oversee officer and director compensation programs. The Compensation Committee, in fulfilling its oversight responsibilities, designs the compensation packages applicable to the executive officers and Board members. The Compensation Committee also consults with management on the payments of bonuses and grants of equity awards to key employees.

The Audit Committee and the Compensation Committee jointly perform an annual risk assessment of our compensation programs for all employees to determine whether these programs encourage unnecessary or excessive risk taking. In conducting this review, each of our compensation programs is evaluated on a number of criteria aimed at identifying any incentive programs that deviate from our risk management objectives. Based on this review in 2019, the committees concluded that we have the right combination of rewards and incentives to drive company performance, without encouraging unnecessary or excessive risk taking by our employees.

The Board’s oversight roles, including the roles of the Audit Committee and the Compensation Committee, combined with the leadership structure of the Board to include Company management, allow the Board to effectively administer risk management policies while also effectively and efficiently addressing Company objectives.

Director Independence

Our Board has determined that under NYSE Rules, Mr. Diao, Mr. Glazek, Ms. Davis, Ms. Hebard and Mr. Zimmerman are “independent directors.” The Board believes that these directors are also “independent” as that term is defined in the Exchange Act and the rules thereunder. In determining Mr. Glazek’s independence, the Board considered Mr. Glazek’s position as a director of SDI and that he is a Partner of Standard General. In determining Mr. Zimmerman’s independence, the Board considered Mr. Zimmerman’s position as a director of SDI.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Under the rules of NYSE, the membership of the Audit Committee is required to consist entirely of independent directors. In addition, under applicable NYSE and SEC rules our Compensation Committee and Nominating and Corporate Governance Committee are required to consist entirely of independent directors. The following is a brief description of our committees.

Audit Committee

Our Audit Committee is composed of Mr. Diao, Ms. Hebard and Mr. Zimmerman, each of whom satisfies the financial literacy requirements under the applicable rules and regulations of the SEC and listing standards of the NYSE. Mr. Diao serves as chair of the Audit Committee. The Board has determined that Mr. Diao qualifies as an “audit committee financial expert” as such term is defined under applicable rules of the SEC. The Audit Committee also satisfies the member independence and other requirements under current NYSE listing standards and SEC rules. Our Audit Committee, among other things, is responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	the quality and integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial records;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	the performance of our internal audit function;
•	reviewing related party transactions; and
•	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Audit Committee charter may be found at our website, www.turningpointbrands.com, in the “Investor Relations” section. The Audit Committee met four times during 2019.

Compensation Committee

Our Compensation Committee is composed of Mr. Glazek, Ms. Hebard and Mr. Zimmerman. Mr. Glazek serves as the chair of the Compensation Committee. The Compensation Committee satisfies the member independence requirements under current NYSE listing standards and SEC rules. Our Compensation Committee, among other things, is responsible for:

•	reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers;
•	administering our equity compensation plans;
•	reviewing, approving and making recommendations to our Board regarding incentive compensation and equity compensation plans; and
•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Compensation Committee charter may be found at our website, www.turningpointbrands.com, in the “Investor Relations” section. The Compensation Committee met one time during 2019.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Ms. Davis, Mr. Diao and Mr. Glazek. Ms. Davis serves as the Nominating and Corporate Governance Committee chair. The Nominating and Corporate Governance Committee satisfies the member independence requirements under current NYSE listing standards and SEC rules. Our Nominating and Corporate Governance Committee is, among other things, responsible for:

•	identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
•	evaluating the performance of our Board and of individual directors;
•	considering and making recommendations to our Board regarding the composition of our Board and its committees;
•	reviewing developments in corporate governance practices;
•	reviewing and recommending to the Board for approval any changes in the compensation of directors;
•	evaluating the adequacy of our corporate governance practices and reporting; and
•	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Nominating and Corporate Governance Committee charter may be found at our website, www.turningpointbrands.com, in the “Investor Relations” section. The Nominating and Corporate Governance Committee met two times during 2019.

Consideration of Candidates for Director

Stockholder recommendations for Board membership should include, among other items, the name of the candidate, age, contact information, present principal occupation or employment, qualifications and skills, background, last five years’ employment and business experience, a description of current or previous service as director of any corporation or organization, other relevant biographical information, the nominee’s consent to service on the Board, and all other information relating to such person as would be required to be disclosed in solicitations of proxies under Regulation 14A of the Exchange Act. A stockholder nominee will be requested to complete a detailed questionnaire in the form that current directors and officers complete.

The Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board, and in assessing nominees, considers such factors as it deems in the best interest of the Company and its stockholders. The manner in which the Nominating and Corporate Governance Committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a stockholder of the Company.

Compensation of Directors

As described more fully below, the following table summarizes the total compensation earned for fiscal year 2019 for each of the non-employee directors.

Our non-employee directors (other than Mr. Glazek) received an annual retainer of $65,000 through April 2019. In May 2019, the annual retainer was increased to $80,000. No meeting fees are paid separately. Our Board Chairman is not paid any retainer. The chair of the Audit Committee is paid an annual fee of $32,500 and Audit Committee members are paid an annual fee of $10,000. For services provided to us beyond those typically provided by corporate directors, the Board may approve compensation of up to $2,000 per day for outside directors on a case-by-case basis. Employees of ours on our Board do not receive cash compensation for service on our Board but are eligible to receive stock option grants or restricted stock awards for service on our Board as part of their annual compensation.

The following table summarizes information about director compensation for the year ended December 31, 2019. Mr. Wexler was compensated as an officer and, therefore, did not receive any compensation for service on the Board in 2019. Mr. Glazek did not receive any compensation from us for serving on the Board in 2019.

Name	Fees earned or paid in cash ($)	Total ($)
Gregory H. A. Baxter(1)	75,000	75,000
H. C. Charles Diao(2)	107,500	107,500
Ashley D. Frushone(3)	75,000	75,000
Peggy H. Hebard(4)	85,000	85,000
Arnold Zimmerman(5)	85,000	85,000
Thomas F. Helms Jr.(6)	81,250	81,250
(1)	Mr. Baxter received $75,000, composed of Board member fees.
(2)	Mr. Diao received $107,500, composed of Board member fees of $75,000 and Audit Committee chair retainer of $32,500.
(3)	Ms. Davis received $75,000, composed of Board member fees.
(4)	Ms. Hebard received $85,000, composed of Board member fees of $75,000 and Audit Committee fees of $10,000.
(5)	Mr. Zimmerman received $85,000, composed of Board member fees of $75,000 and Audit Committee fees of $10,000.
(6)	Mr. Helms received $81,250, composed of Board member fees of $55,000 and Board Chairman fees of $26,250.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers. A copy of the Code of Business Conduct and Ethics is available on our website at www.turningpointbrands.com in the “Investor Relations” section. We intend to disclose on our website any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements that apply to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including, the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.turningpointbrands.com in the “Investor Relations” section.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth certain information regarding the beneficial ownership of our common stock and SDI’s common stock by:

•	Each person or entity known to us who beneficially owns five percent or more of the common stock;
•	Each of our directors and named executive officers; and
•	All of our directors and executive officers as a group.

Other than with respect to the common stock beneficially owned by beneficial owners of more than 5% of our issued and outstanding common stock, the table below states beneficial ownership as of March 6, 2020. The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Included in the amount of common stock beneficially owned are shares of common stock subject to exercisable options or warrants or options or warrants that will become exercisable within 60 days of March 6, 2020. The calculation of percent owned by each person assumes that all vested options held by such person have been exercised. The calculation of percent owned by all directors and executive officers as a group assumes that all vested options beneficially held by them have been exercised.

Turning Point Brands, Inc.

Name of Beneficial Holder	Position or Title of Beneficial Holder	Shares Beneficially Owned	Percentage of Share Beneficially Owned
Standard Diversified, Inc.(1)	Principal Stockholder	9,842,373	50.0%
Standard General L.P.(2)	Principal Stockholder	10,500,771	53.3%
Thrivent Financial for Lutherans(3)	Principal Stockholder	1,087,653	5.5%
Lawrence S. Wexler(4)	President & Chief Executive Officer, Director	402,809	2.0%
James W. Dobbins(5)	Senior Vice President General Counsel, Secretary	137,343	*
Robert M. Lavan(6)	Senior Vice President, Chief Financial Officer	53,670	*
Gregory H.A. Baxter(7)	Director	47,933	*
H. C. Charles Diao(8)	Director	58,728	*
David Glazek(9)	Director	—
Peggy H. Hebard(10)	Director	13,432	*
Ashley Davis Frushone	Director	263	*
Arnold Zimmerman(11)	Director	62,592	*

Directors and Executive Officers as a Group (11 Persons)(12)		953,623	4.8%
*	Indicates less than 1%
(1)	This information is based solely on a review of a stock ownership report on Schedule 13D filed by this stockholder with the SEC on June 12, 2017. The address for SDI is 155 Mineola Boulevard, Mineola, NY 11501.
(2)	Standard General serves as investment manager to each of Standard General Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P. (the “Funds”) and, in that capacity, exercises voting and investment control over the shares held by the Funds. Soohyung Kim is the Chief Executive Officer of Standard General and a director of the general partner of Standard General. By virtue of the foregoing, Standard General and Mr. Kim may be deemed to beneficially own, and have shared voting and dispositive power over, all of the shares held by the Funds. Each of Mr. Kim, Standard General and the Funds disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares. Of the listed shares 9,842,373 are held by SDI. The address of Standard General and its principals is 767 Fifth Avenue, New York, NY, 10153.
(3)	This information is based solely on a review of a stock ownership report on Form 13G filed by this shareholder with the SEC on February 12, 2019. The address for Thrivent Financial for Lutherans is 625 Fourth Avenue South, Minneapolis, MN 55415.

(4)	Includes 51,338 shares subject to exercisable stock options.
(5)	Includes 53,302 shares subject to exercisable stock options
(6)	Includes 47,670 shares subject to exercisable stock options.
(7)	Includes 45,640 shares subject to exercisable stock options.
(8)	Includes 41,728 shares subject to exercisable stock options.
(9)	Mr. Glazek is a Partner of Standard General but disclaims beneficial ownership in shares of common stock held by Standard General or the Funds.
(10)	Includes 3,000 shares and 10,342 shares subject to exercisable options held by Ms. Hebard’s husband, George W. Hebard III.
(11)	Held by the Arnold Zimmerman Revocable Trust in which Mr. Zimmerman is the trustee.
(12)	Includes 331,904 shares subject to exercisable stock options.

Standard Diversified Inc.

Name of Beneficial Holder	Position or Title of Beneficial Holder	Class A Shares Beneficially Owned(2)	Percentage of Class Beneficially Owned		Class B Shares Beneficially Owned	Percentage of Class Beneficially Owned	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
Standard General L.P(1)	Principal Stockholder	13,597,218	83.3%		7,360,075	95.2%	13,597,218	82.0%
Lawrence S. Wexler	President & Chief Executive Officer, Director	—	—		—	—	—	*
Robert M. Lavan	Senior Vice President, Chief Financial Officer	—	—		—	—	—	*
James W. Dobbins	Senior Vice President, General Counsel, Secretary	—	—		—	—	—	*
Graham Purdy	Senior Vice President & Chief Operating Officer	—	—		—	—	—	*
Gregory H.A. Baxter	Director	34,328		*	—	—	34,328	*
H.C. Chareles Diao	Director	15,000		*	—	—	15,000	*
David Glazek	Chairman of the Board	—	—		—	—	—	*
Peggy H. Hebard	Director	—	—		—	—	—	*
Ashley Davis Frushone	Director	—	—		—	—	—	*
Arnold Zimmerman	Director	2,097		*	—	—	2,097	*
Directors and Executive Officers as a Group (10 persons)		51,425		*	—	—	51,425	*
*	Indicates less than 1%
(1)	This information is based solely on a review of a stock ownership reports on Schedule 13D, and amendment to which was most recently filed by this shareholder with the SEC on November 6, 2019, with the exception of the Percentage of Total Shares Beneficially Owned, which is calculating using the shares owned as of November 6, 2019 as a percentage of the shares outstanding as of March 6, 2020.
(2)	Includes shares of Class B common Stock beneficially owned. Class B Common Stock is convertible to Class A Common Stock on a one share for one share basis.

EXECUTIVE COMPENSATION

This section addresses our executive compensation program for our named executive officers. It includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, or awarded or paid to, our “named executive officers,” which include our principal executive officer and our two other most highly compensated executive officers. This section also describes the compensation actions taken during 2019 and is intended to provide a further understanding of the amounts displayed in the required tabular disclosures. The information set forth in this section is presented pursuant to the reduced disclosure rules applicable to Emerging Growth Companies.

Our named executive officers for 2019 were:

•	Lawrence S. Wexler, our President & Chief Executive Officer;
•	James W. Dobbins, our Senior Vice President, General Counsel & Secretary; and
•	Robert M. Lavan, our Senior Vice President & Chief Financial Officer.

Executive Compensation Objectives and Philosophy

One objective of our executive compensation program is to attract and retain qualified, energetic employees who are enthusiastic about our mission and culture. A further objective is to provide incentives and reward each senior executive for his or her contribution to our growth and operating and financial improvement. In addition, we strive to promote an ownership mentality among key leadership executives.

Our Compensation Committee is solely responsible for authorizing the compensation of our named executive officers. In doing so, the Compensation Committee may consult from time to time with the named executive officers. However, the Compensation Committee will at all times retain full responsibility for determining the compensation of our named executive officers, and no named executive officer will participate in the Compensation Committee’s approval of his or her compensation.

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the years ended December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lawrence S. Wexler President & Chief Executive Officer	2019	753,975	—	554,865	1,206,010	266,000	26,891	2,807,741
	2018	749,995	—	168,805	636,300	618,260	27,254	2,200,614

James W. Dobbins Senior Vice President General Counsel & Secretary	2019	381,891	—	179,745	376,881	95,000	16,659	1,050,177
	2018	379,875	—	57,330	243,915	140,918	17,034	839,073

Robert Lavan Senior Vice President & Chief Financial Officer	2019	350,000	—	718,980	26,930	131,000	14,000	1,240,910
	2018	274,615	29,167	218,010	180,285	189,420	80,339	971,837
(1)	Option Awards reflect the grant date fair value of each award, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Note 17 to our Consolidated Financial Statements as of and for the year ended December 31, 2019 in our Annual Report on Form 10-K.
(2)	Stock Awards reflect the grant date fair value of each award, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Note 17 to our Consolidated Financial Statements as of and for the year ended December 31, 2019 in our Annual Report on Form 10-K.

(3)	Performance bonuses in respect of a given year were generally determined in March of the following year and paid shortly thereafter.
(4)	For 2019, Messrs. Wexler and Dobbins received non-qualified deferred compensation of $12,891 and $3,109, respectively. For the same period, Messrs. Wexler and Lavan each received a matching contribution under our 401(k) defined contribution plan (including a discretionary contribution equal to 1% of base salary) of $14,000, while Mr. Dobbins received $13,550. For 2018, Messrs. Wexler and Dobbins received non-qualified deferred compensation of $13,504 and $3,284, respectively. For the same period, Messrs. Wexler and Dobbins each received a matching contribution under our 401(k) defined contribution plan (including a discretionary contribution equal to 1% of base salary) of $13,750, while Mr. Lavan received $9,618. For 2018 Mr. Lavan also received reimbursement of moving expenses of $8,592 and consulting fees of $62,129 paid to RNGO LLC which Mr. Lavan owns for services provided before Mr. Lavan became our CFO.
(5)	Mr. Lavan received a signing bonus at the time he became our CFO.

Narrative Disclosure to Summary Compensation Table

Elements of Executive Compensation

Elements of executive compensation include: salary, bonus, equity-based compensation, welfare benefits and perquisites, a Company match to our 401(k) defined contribution plan (including contributions to our Restoration Plan (discussed below), where applicable) and other retirement benefits. Each of the named executive officers is party to an individual employment agreement with us. Effective December 31, 2003, we froze our defined benefit retirement plan for our salaried employees, although Mr. Dobbins retains benefits under this plan. Individual elements of compensation and the applicable compensation arrangements are described in more detail below.

Salary

The named executive officers receive a fixed annual salary to compensate them for services they render. Pursuant to employment agreements dated November 23, 2015, and effective as of May 10, 2016, the base salaries for Messrs. Wexler and Dobbins were increased to $722,925 and $365,271, respectively. Effective April 15, 2017, the base salary for Mr. Wexler was increased by 2.3% from his 2016 level, to $739,191 and Mr. Dobbins’ base salary was increased by 2.5% from his 2016 level to $374,403. Effective April 15, 2018, the base salary of Mr. Wexler was increased by 2.0% from his 2017 level, to $753,975 and Mr. Dobbins’ base salary was increased by 2.0% from his 2017 level to $381,891. There were no changes to the base salaries of Messrs. Wexler or Dobbins in 2019. Pursuant to an employment agreement dated March 13, 2018, the base salary for Mr. Lavan was $350,000. There was no change to the base salary of Mr. Lavan in 2019.

Bonus

Our executive compensation program is designed to reward business success and each senior executive’s contribution to our operating and financial performance. In measuring a senior executive’s contribution to us, our Board considers our growth and various financial metrics. We also consider an executive’s performance in managing us in light of general economic conditions, as well as specific company, industry and competitive conditions. Our senior executives participate in a discretionary incentive bonus payment under our Management Bonus Program based on the Board’s assessment of our financial performance and individual performance. The incentive bonus compensation paid to the named executive officers in 2020 for fiscal year 2019 was based upon final financial performance as assessed by the Board based upon our audited 2019 financial statements and such officer’s individual performance in 2019. The incentive bonus compensation paid to the named executive officers in 2019 for fiscal year 2018 was based on similar performance criteria with respect to 2018.

Equity-Based Compensation - 2015 Plan

In April 2015, we adopted the Turning Point Brands, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan authorizes the Compensation Committee to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining directors, employees and certain consultants and providing our directors, employees and such consultants incentives and rewards for superior performance. The 2015 Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Internal Revenue Code of 1986 as amended (the “Code”), including allowing us to issue awards that may comply with the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.

Certain of our senior executives are eligible to receive grants of stock options, restricted stock units, stock appreciation rights and restricted stock under the 2015 Plan. In addition to restricted stock and stock options, we also grant 5-year performance-based restricted stock units (PRSUs), which represent the conditional right to receive one share of our common stock upon satisfaction of the vesting requirements. PRSUs offer the named executive officers a financial interest in the Company and serve to retain the named executive officers as the awards vest upon satisfaction of a specific performance measure at a pre-determined time.

In 2019, Messrs. Wexler, Dobbins, and Lavan were granted options to purchase 35,500, 11,500, and 46,000 shares of our common stock, respectively, at an exercise price of $47.58; 34% of these options vested on January 1, 2020, and 33% will vest on each of January 1, 2021 and 2022. In 2018, Messrs. Wexler, Dobbins and Lavan were granted options to purchase 26,500, 9,000 and 9,000 shares of our common stock, respectively, at an exercise price of $21.21; 34% of these options vested on January 1, 2019, 33% vested on January 1, 2020, and 33% will vest on January 1, 2021. In March 2018, in connection with his employment agreement, we issued Mr. Lavan options to purchase 26,000 shares of our common stock at an exercise price of $21.49, 34% of which were vested immediately, 33% which vested on January 1, 2019 and the remaining 33% vested on January 1, 2020.

In 2019, Messrs. Wexler and Dobbins were granted 23,500 and 7,500 5-year PRSUs, respectively, which vest five years from the grant date upon the Company’s achievement of certain levels of return on invested capital (“ROIC”); 50% will vest if ROIC is 12.5%, 75% will vest if ROIC is 15%, and 100% will vest if ROIC is 17.5%. In 2018, Messrs. Wexler, Dobbins and Lavan were granted 30,000, 11,500 and 8,500 5-year PRSUs, respectively, which vest five years from the grant date upon the Company’s achievement of certain levels of return on invested capital (“ROIC”); 50% will vest if ROIC is 12.5%, 75% will vest if ROIC is 15%, and 100% will vest if ROIC is 17.5%.

In 2019, Messrs. Wexler, Dobbins, and Lavan were granted 1,847, 421, and 566 1-year PRSUs, respectively, which did not vest as the performance metrics were not met.

Equity-Based Compensation - 2006 Plan

As of March 6, 2020, there remained outstanding 273,247 unexercised stock options under our 2006 Equity Incentive Plan (the “2006 Plan”). No additional awards may be granted under the 2006 Plan.

Welfare Benefits & Perquisites

We provide the named executive officers with health, dental and vision insurance plans, term life and disability insurance, and certain perquisites. Except with respect to specific perquisites, senior executives may generally elect to participate in these plans on the same basis and terms as all employees.

401(k) Matching Contributions

We provide a company match to the 401(k) defined contribution plan to all eligible employees. For the 2019 and 2018 401(k) plan years, we contributed 4% of the participant’s annual base salary to those eligible salaried employees contributing 4% or greater of their salary. For those eligible salaried employees contributing less than 4% of annual base salary, we matched the contribution by 100%. In each of 2019 and 2018, we also made a discretionary contribution equal to 1% of the participant’s annual base salary to those eligible salaried employees.

Restoration Plan

We adopted a Restoration Plan in 2013 (the “Restoration Plan”) to give parity in benefits to executives with those benefits offered to employees generally via our 401(k) defined contribution plan. The Restoration Plan credits bookkeeping liability accounts for selected executives each year in amounts equal to amounts those executives would otherwise have been credited under the 401(k) plan. The Code allowed only up to $280,000 (in 2019; indexed each year) in total compensation to be considered in allocating contributions to a tax-qualified plan, so credits will be made to the non-qualified Restoration Plan for selected executives on compensation paid above that level, at the same percentage rate as applies to employees generally on pay below that level through the 401(k) plan. Amounts credited to the Restoration Plan grow based on the S&P 500 equity index returns each year. Benefits accrued under the Restoration Plan are not set aside in a trust account, and cannot be paid to the covered executive officer until the seventh month after termination of employment, at which time benefits are forfeited if the termination is deemed for “cause.” Notwithstanding the foregoing restriction on acceleration of payment, we may elect, in our sole discretion and without the covered executive’s consent, to pay the balance of an executive’s benefits to the executive in a lump sum at any time so long as the payment results in the termination and liquidation of the executive’s entire account under the Restoration Plan and the payment does not exceed applicable dollar amounts under Code Section 402(g)(1)(B). Each of the named executive officers participates in the Restoration Plan.

Retirement Plan

We have a noncontributory, defined benefit retirement plan (the “Retirement Plan”), which originally covered all full-time employees, including officers, upon completing one year of service. Effective December 31, 2003, we froze the Retirement Plan for our salaried employees. Mr. Dobbins is the only named executive officer who participated in the Retirement Plan during 2019 and 2018.

A participant in the Retirement Plan becomes fully vested before normal retirement at age 65 upon the completion of five years of service. Based on years of service, Mr. Dobbins is fully vested under the Retirement Plan. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 and the completion of at least ten years of service (or special early retirement after completion of 30 years of service) and in the event of retirement for disability after completion of five years of service. The amount of the contribution, payment or accrual with respect to a specified person is not and cannot readily be separately or individually calculated by the actuaries for the Retirement Plan. Benefits under the Retirement Plan are based upon application of a formula to the specified average compensation and years of credited service at normal retirement age. Compensation covered by the Retirement Plan consists of the average annual salary during any five consecutive calendar years in the last ten years of an employee’s service, which affords the highest salary, or, if employed for less than five years, the average annual salary for the years employed. The Retirement Plan benefits are not subject to any deduction for social security payments.

Employment Agreements

In November 2015, we entered into employment agreements with each of Messrs. Wexler and Dobbins which became effective in May 2016, and in March 2018, we entered into an employment agreement with Mr. Lavan (collectively, the “Employment Agreements”).

Upon a termination of employment by us without “cause” or by the applicable executive for “good reason” (each as defined in the applicable executive’s Employment Agreement), each of Messrs. Wexler, Dobbins, and Lavan would be entitled to severance payments comprised of the following: (1) accrued compensation and benefits; (2) continuation of then-current base salary for 12 months, to be paid in accordance with our normal payroll practices; (3) a cash severance bonus equal to the average annual cash bonus received by the applicable executive for the 24-month period before the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for the executive and his eligible dependents for 12 months.

In the event of a termination of employment by us without cause or by the applicable executive for good reason within one year following a “change of control” (as such term is defined in the applicable executive’s Employment Agreement), or within 12 months of the effective date of his Employment Agreement, each of Messrs. Wexler, Dobbins, and Lavan would be entitled to severance payments comprised of the following (in lieu of any other severance payments under the 2016 Employment Agreements): (1) the accrued compensation and benefits; (2) continuation of then-current base salary for 24 months, to be paid in accordance with our normal payroll practices; (3) a cash severance bonus equal to two-times the average annual cash bonus received by the applicable executive for the 24-month period before the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for the executive and his eligible dependents for 12 months.

In general, the foregoing severance payments and other benefits are subject to the applicable executive executing and delivering a release of claims to us. Pursuant to their respective Employment Agreements, Messrs. Wexler, Dobbins, and Lavan are each subject to certain restrictive covenants, including non-competition and non-solicitation restrictions during the employment term, and for a post-termination period equal to the number of months the executive is entitled to receive salary continuation pursuant to the severance provisions described above.

In addition, if any payment made to Messrs. Wexler, Dobbins, or Lavan would be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the amounts payable to the applicable executive will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise taxes.

Lawrence S. Wexler

Mr. Wexler’s Employment Agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days before the end of the applicable term. Pursuant to his Employment Agreement, Mr. Wexler is entitled to receive an annual base salary of $722,925, subject to adjustment by the Board. Mr. Wexler is eligible to receive an annual cash bonus award, with a target bonus opportunity equal to 100% of base salary. The annual bonus is payable upon the achievement of designated performance metrics pursuant to our Management Bonus Program, as determined by the Board.

James W. Dobbins

Mr. Dobbins’s Employment Agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days before the end of the applicable term. Pursuant to his Employment Agreement, Mr. Mr. Dobbins is entitled to receive an annual base salary of $365,271, subject to adjustment by the Board. Mr. Dobbins is eligible to receive an annual cash bonus award, with a target bonus opportunity equal to 50% of base salary. The annual bonus is payable upon the achievement of designated performance metrics pursuant to our Management Bonus Program, as determined by the Board.

Robert M. Lavan

Mr. Lavan’s Employment Agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days prior to the end of the applicable term. Under his employment agreement, Mr. Lavan is entitled to receive an annual base salary of $350,000, subject to adjustment by the Board. Mr. Lavan is eligible to receive an annual cash bonus award. The annual bonus is payable upon the achievement of designated performance metrics pursuant to our Management Bonus Program, as determined by the Board.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning equity awards held by each of the named executive officers as of December 31, 2019.

	Option Awards						Stock Awards
Name	Date of Grant		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Lawrence S. Wexler	8/8/2014	(1)	4,695	—	3.83	8/8/2024	—	—
	3/31/2017	(3)	—	—	—	—	31,500	491,400
	5/17/2017	(2)(4)	11,268	5,551	15.41	5/17/2027	—	—
	3/7/2018	(3)	—	—	—	—	30,000	636,300
	3/7/2018	(2)(5)	9,010	17,490	21.21	/3/7/2028	—	—
	3/20/2019	(2)(7)	—	35,500	47.58	3/20/2029
	3/20/2019	(3)	—	—	—	—	23,500	1,118,130
	3/20/2019	(8)	—	—	—	—	1,847	87,880

James W. Dobbins	8/25/2011	(1)	31,296	—	3.83	8/25/2021	—	—
	8/8/2014	(1)	5,216	—	3.83	8/8/2024	—	—
	3/31/2017	(3)	—	—	—	—	10,500	163,800
	5/17/2017	(2)(4)	4,590	2,260	15.41	5/17/2027	—	—
	3/7/2018	(3)	—	—	—	—	11,500	243,915
	3/7/2018	(2)(5)	3,060	5,940	21.21	3/7/2028	—	—
	3/20/2019	(2)(7)	—	11,500	47.58	3/20/2029	—	—
	3/20/2019	(3)	—	—	—	—	7,500	356,850
	3/20/2019	(8)	—	—	—	—	421	20,031

Robert M. Lavan	3/7/2018	(3)	—	—	—	—	8,500	180,285
	3/7/2018	(2)(5)	3,060	5,940	21.21	3/7/2028	—	—
	3/13/2018	(2)(6)	17,420	8,580	21.49	3/13/2028	—	—
	3/20/2019	(2)(7)	—	46,000	47.58	3/20/2029	—	—
	3/20/2019	(8)	—	—	—	—	566	26,930
(1)	Options to purchase shares of our stock granted pursuant to the 2006 Plan.
(2)	Options to purchase shares of our stock granted pursuant to the 2015 Plan.
(3)	Performance-based restricted stock units granted under our 2015 Plan. Performance-based restricted stock units vest 5 years from the grant date upon the Company’s achievement of certain levels of return on invested capital.
(4)	Options to purchase shares of our stock vest 34% on January 1, 2018, 33% on January 1, 2019, and 33% on January 1, 2020.
(5)	Options to purchase shares of our stock vest 34% on January 1, 2019, 33% on January 1, 2020, and 33% on January 1, 2021.
(6)	Options to purchase shares of our stock granted pursuant to his 2018 Employment Agreement. 34% vested at grant and 33% vest on each of January 1, 2019 and 2020.
(7)	Options to purchase shares of our stock vest 34% on January 1, 2020, 33% on January 1, 2021, and 33% on January 1, 2022.
(8)	Performance-based restricted stock units granted under our 2015 Plan. Performance-based restricted stock units did not vest as performance metrics were not met.

Equity Compensation Plan Information

The following table contains information about our equity compensation plans as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	696,716	18.13	569,513
Equity compensation plans not approved by security holders	—	—	—
Total	696,716	—	569,513

AUDIT COMMITTEE REPORT

The Audit Committee has met and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2019 with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as with the Company’s independent auditor, RSM US LLP, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent auditor’s work product.

The Audit Committee has discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP required by the applicable requirements of the PCAOB regarding RSM US LLP communications with the Audit Committee concerning independence and has discussed with RSM US LLP its independence. The Audit Committee also considered whether RSM US LLP non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE:

H. C. Charles Diao (Chair) Peggy H. Hebard Arnold Zimmerman

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policies Regarding Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our senior legal officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The senior legal officer will then promptly communicate that information to the Audit Committee of our Board. No related person transaction may be executed without the approval or ratification of the Audit Committee. In general, the Audit Committee will approve or ratify only related person transactions that we believe are at least as favorable to us as those we would obtain from an unrelated party.

General Wireless Operations, Inc.

In December 2018, the Company acquired a minority ownership position in General Wireless Operations, Inc. (d/b/a RadioShack; “RadioShack”) from an affiliate of Standard General. The Company paid $0.2 million in consulting fees in 2019.

SDI Reorganization

On November 18, 2019, the Company’s parent company, SDI, announced plans to pursue a corporate reorganization with the Company. SDI has indicated that the reorganization is expected to consist of a statutory merger implemented via Delaware law pursuant to which SDI would be merged with a wholly-owned subsidiary of the Company with the Company as the survivor of the merger. Pursuant to the merger, which would be designed to constitute a tax-free “downstream reorganization” for U.S. federal income tax purposes, holders of SDI common stock would receive, in turn, for their SDI common stock, shares of the Company’s common stock. The Company has formed a committee to engage in discussions with SDI, but no decisions have been made. There can be no assurance that any definitive agreement will be executed or that any transaction will be approved or consummated. Following this transaction, Standard General (through its affiliated funds) would be the Company’s largest direct stockholder.

PRESENTATION OF PROPOSALS

Proposal 1 – Election of Directors

The Company’s by-laws provide that the number of directors on our Board will be determined from time to time by a vote of the Board. Our Board currently consists of seven (7) directors. At the Annual Meeting, we are electing seven (7) directors to hold office until the Company’s annual meeting of stockholders in 2021 and until a successor is elected and qualified.

Nominees for Election as a Director

Set forth below are the Board members who will stand for election at the Annual Meeting, together with their age, all Company positions and offices they currently hold, and the year in which they joined the Board. Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for a substitute nominee.

Name	Age	Position or Office	Director Since
David Glazek	42	Chairman of the Board; Director	2012
Lawrence S. Wexler	67	President & CEO; Director	2013
Gregory H. A. Baxter	66	Director	2006
H.C. Charles Diao	62	Director	2012
Ashley Davis Frushone	45	Director	2018
Peggy H. Hebard	46	Director	2018
Arnold Zimmerman	82	Director	2013

Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES FOR THE DIRECTORS OF THE COMPANY SET FORTH ABOVE.

Proposal 2 – Ratification of Independent Auditors

As more particularly described in this proxy statement, the Audit Committee is directly responsible for managing the Company’s independent auditors, which includes, without limitation, (i) pre-approving all audit and permitted non-audit services provided by our independent auditors, and (ii) the appointment, compensation, retention and oversight of the Company’s independent auditors. In connection with the same and pursuant to its charter, the Audit Committee has appointed the firm of RSM US LLP to serve as the independent auditors to audit the consolidated financial statements of the Company for the fiscal year which ends on December 31, 2020. The Board and the Audit Committee jointly agree that the continued retention of RSM US LLP is in the best interest of the Company and its stockholders. Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of RSM US LLP. If the stockholders fail to ratify the appointment of RSM US LLP, the Audit Committee will take this result into account when appointing an independent auditor for fiscal year 2021. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm as the Company’s independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. One or more representatives of RSM US LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to the Independent Auditors

We paid the following fees to RSM US LLP for fiscal years 2019 and 2018:

	2019	2018
Audit Fees	$528,000	$559,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$528,000	$559,000

Audit Fees

RSM US LLP charged $528,000 in fiscal year 2019 and $559,000 in fiscal year 2018 for audit fees. These include professional services in connection with the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years shown.

Audit-related Fees

RSM US LLP did not charge the Company for any audit-related fees in fiscal years 2019 or 2018.

Tax Fees

RSM US LLP did not charge the Company for any tax services in fiscal years 2019 or 2018.

All Other Fees

RSM US LLP did not charge the Company for any non-audit services in fiscal year 2019 or 2018.

Pre-approval Policies and Procedures

The Audit Committee pre-approved all audit and audit-related services provided to the Company by RSM US LLP before management engaged the auditors for those purposes. The policy of the committee is to review all engagement letters for accounting firms for non-audit services.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF RSM US LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

STOCKHOLDER PROPOSALS

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2021 annual meeting of stockholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Corporate Secretary of the Company at the Company’s principal executive offices no later than November 19, 2020. Stockholder proposals should be submitted to the Corporate Secretary of the Company at 5201 Interchange Way, Louisville, Kentucky 40229. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the 2021 annual meeting. The rules of the SEC set forth standards for what stockholder proposals the Company is required to include in a proxy statement for an annual meeting of stockholders.

In addition, the Company’s by-laws, a copy of which is available upon request, provide that only such business which is properly brought before a stockholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a stockholder, notice must be received by the Corporate Secretary of the Company at the Company’s offices not less than 45 or more than 75 days before the one-year anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting of stockholders; provided, however, if the meeting is convened more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the day on which public announcement of the date of such meeting is made. To be in proper written form, a stockholder’s notice to the Company’s Corporate Secretary must, among other things, set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such stockholder, and (iv) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

Accordingly, a stockholder who intends to raise a proposal to be acted upon at the 2021 annual meeting, but who does not desire to include the proposal in the Company’s 2021 proxy statement, must inform the Company by sending written notice to the Company’s Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229, no earlier than January 3, 2021 nor later than February 2, 2021. The persons named as proxies in the Company’s proxy for the 2021 annual meeting may exercise their discretionary authority to act upon any proposal which is properly brought before a stockholder meeting.

STOCKHOLDERS’ COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may communicate with the Company’s Board, including the Chairman or the independent directors as a group, by sending written communications to the Company’s Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229. Written communications should include the interested party’s name and address and should indicate whether such person is a stockholder of the Company. The communication will be reviewed by Mr. Dobbins and by the Audit Committee. If the communication is appropriate, it will be forwarded to the Board or the appropriate director.

FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, accompanies this proxy statement. The Company’s Annual Report does not form any part of the material for solicitation of proxies.

Any stockholder who wishes to obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which includes financial statements, and is required to be filed with the SEC, may access it at www.turningpointbrands.com in the Investor Relations section or may send a written request to James Dobbins, General Counsel and Corporate Secretary, Turning Point Brands, Inc., 5201 Interchange Way, Louisville, Kentucky 40229.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ James Dobbins
James Dobbins Corporate Secretary

Louisville, Kentucky

March 19, 2020

Please vote your shares through any of the methods described on the proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting, you may still vote in person, since the proxy may be revoked at any time before its exercise by delivering a written revocation of the proxy to the Company’s Corporate Secretary.

TURNING POINT BRANDS, INC.
5201 INTERCHANGE WAY
LOUISVILLE, KY 40229

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/27/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/27/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TOVOTE,MARKBLOCKSBELOWINBLUEORBLACKINKASFOLLOWS:

KEEPTHISPORTIONFORYOURRECORDS

DETACHANDRETURNTHISPORTIONONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Gregory H. A. Baxter
02) H.C. Charles Diao
03) Ashley D. Frushone
04) David Glazek
05) Peggy H. Hebard
06) Lawrence S. Wexler
07) Arnold Zimmerman

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratify the appointment of RSM US LLP as the Company's independent auditors for the fiscal year ending December 31, 2020.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature[PLEASESIGNWITHINBOX]	Date	Signature(JointOwners)	Date

0000448310_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

TURNING POINT BRANDS, INC.
Annual Meeting of Stockholders
April 28, 2020 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James Dobbins and Brian Wigginton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TURNING POINT BRANDS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on April 28, 2020, at Milbank LLP, 55 Hudson Yards, New York, NY 10001 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000448310_2 R1.0.1.18